Contact:	David Taylor Chief Financial Officer (336) 335-7668 Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS THIRD QUARTER 2010 RESULTS

Net sales increase 10% to $1.6 billion

Earnings per diluted share increase 26% to $1.81

GREENSBORO, NC, October 25, 2010 – Lorillard, Inc.  (NYSE:LO) announced today that 2010 third quarter net earnings rose 16.6% percent to $274 million and diluted earnings per share increased 26% to $1.81.  This compared to $235 million or $1.44 per diluted share reported for the third quarter of 2009.  Net sales increased $148 million, or 10.4%, to a record level of $1.567 billion for the third quarter of 2010, compared to $1.419 billion for the third quarter of 2009.

Third quarter operating income increased $73 million, or 18.6%, from the same quarter of 2009 also to a record level of $465 million.  These improved results were driven by a 5.8% increase in total unit volume and higher average net selling prices.

The 26% increase in earnings per diluted share for the third quarter includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.14, or 9.7 percentage points, to the increase in earnings per share.

Additional highlights include:

●
Lorillard’s third quarter domestic wholesale shipments increased 5.8% compared to the same period in 2009 versus a 0.8% decline in total industry domestic wholesale shipments.  Lorillard’s domestic wholesale shipments increased 5.5% in the first nine months of 2010 compared to 2009, while total industry domestic wholesale shipments declined 3.5%.

●
Lorillard’s third quarter domestic retail market share increased by 1.0 share point over the year ago period to 12.9% and Newport’s domestic retail market share increased by 0.5 share points over the year ago period to 10.8%.

“We are delighted to report an outstanding third quarter of 2010 as Lorillard and its flagship brand, Newport, continue to outperform the industry.  Our total portfolio of brands has once again posted record retail market share numbers for the quarter,” stated Murray S. Kessler, the new President and Chief Executive Officer of Lorillard.  “I had always admired Lorillard as an outsider and, as a result, had high expectations walking in the door.  Those expectations have been significantly exceeded as I have gotten to know the business and the talented people that work at the Company.  It’s a tribute to my predecessor, Marty Orlowsky.  He has much to be proud of.”

Third Quarter 2010 Results

Net sales increased $148 million to $1.567 billion in the third quarter of 2010, compared to $1.419 billion in the third quarter of 2009, an increase of 10.4%.  The increase resulted from higher unit sales volume, higher average prices and lower sales promotion costs accounted for as a reduction of sales.  Gross profit was $566 million in the third quarter of 2010, or 36.1% of net sales, compared to $488 million, or 34.4% of net sales, in the third quarter of 2009.  The increase in gross profit reflects an increase in net sales, partially offset by higher costs related to the State Settlement Agreements and higher Food and Drug Administration user fees.

Total Lorillard wholesale shipment volume for the third quarter of 2010 of 10.003 billion units increased 5.8% compared to the third quarter of 2009.  Total industry domestic wholesale shipments (which exclude Puerto Rico and U.S. Possessions) decreased an estimated 0.8% for the third quarter of 2010 compared to the third quarter of 2009.  Lorillard’s domestic wholesale shipments increased 5.8% for the same period.  Newport’s domestic wholesale shipments increased 2.9%, while Maverick’s domestic wholesale shipments increased 30.9% in the third quarter of 2010 compared to the third quarter of 2009.  See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its domestic retail market share during the third quarter of 2010 by 0.5 share points to 10.8% from 10.3% in the third quarter of 2009.  See attached table for selected retail share data.

Selling, general and administrative costs increased $5 million to $101 million in the third quarter of 2010 compared to the third quarter of 2009 primarily as a result of higher legal costs incurred in the current year.

Interest expense increased $14 million in the third quarter of 2010 compared to the third quarter of 2009 and reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements, and interest on the Senior Notes issued in the second quarter of 2010.

Lorillard’s effective income tax rate was 37.3% in the third quarter of 2010 compared to 37.7% in the third quarter of 2009.

Net income in the third quarter of 2010 was $274 million, or $1.82 per share (basic) and $1.81 per share (diluted), compared to $235 million, or $1.44 per share (basic and diluted) in the third quarter of 2009.

Lorillard’s reported results are impacted by excise taxes which are included in the Company’s cost of sales.  The following table provides additional information regarding the impact of excise taxes on reported results:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2010	2009	2010	2009

Net sales	$1,567	$1,419	$4,446	$3,855
Less excise taxes	(494)	(466)	(1,413)	(1,101)
Net sales excluding excise taxes	1,073	953	3,033	2,754

Cost of sales	1,001	931	2,861	2,430
Less excise taxes	(494)	(466)	(1,413)	(1,101)
Cost of sales excluding excise taxes	507	465	1,448	1,329

Gross profit	566	488	1,585	1,425
Percentage of net sales excluding excise taxes	52.7%	51.2%	52.3%	51.7%

Selling, general and administrative	101	96	293	282

Operating income	$465	$392	$1,292	$1,143
Percentage of net sales excluding excise taxes	43.3%	41.1%	42.6%	41.5%

First Nine Months 2010 Results

Net sales increased $591 million to $4.446 billion in the first nine months of 2010, compared to $3.855 billion in the first nine months of 2009, an increase of 15.3%.  About half, or $287 million, of that increase was the result of the April 2009 increase in federal excise taxes on cigarettes.  Net sales excluding excise taxes in the first nine months of 2010 increased $279 million, or 10.1% from the first nine months of 2009 as the result of higher average unit prices, higher net unit sales volume and lower sales promotion costs accounted for as a reduction in net sales.

During the first nine months of 2010, Lorillard’s domestic wholesale unit shipments increased by 5.5% versus an estimated industry decline of 3.5%.  Gross profit was $1.585 billion, or 52.3% of net sales excluding excise taxes in the first nine months of 2010, compared to $1.425 billion, or 51.7% of net sales excluding excise taxes in the first nine months of 2009.  Excise taxes have been excluded from the nine months comparison due to the April 1, 2009 increase in the federal excise tax.  The increase in gross profit reflects an increase in net sales, partially offset by higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees.  See attached tables for wholesale and selected retail share data comparing first nine months of 2010 and 2009.

Selling, general and administrative costs increased $11 million, or 3.9% in the first nine months of 2010 to $293 million compared to the first nine months of 2009 as a result of higher legal and administrative costs incurred in the current year.

Interest expense increased $48 million in the first nine months of 2010 compared to the first nine months of 2009 and reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements, and interest on the Senior Notes issued in the second quarter of 2010.

Lorillard’s effective income tax rate was 37.4% in the first nine months of 2010 compared to 37.5% to the first nine months of 2009.

Net income in the first nine months of 2010 was $770 million, or $5.04 per share (basic and diluted), compared to $706 million, or $4.24 per share (basic and diluted) in the first nine months of 2009.  These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the first nine months of 2010 than in the first nine months of 2009 resulting from share repurchase programs. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.42.

Additional News

On August 20, 2010, Lorillard, Inc. announced that its Board of Directors approved a 12.5% increase in the quarterly dividend on its common stock from $1.00 per share to $1.125 per share.  The dividend was payable on September 10, 2010 to stockholders of record as of September 1, 2010.

On August 20, 2010, Lorillard, Inc. announced that its Board of Directors approved an additional share repurchase program, authorizing the Company to repurchase in the aggregate up to $1.0 billion of its outstanding common stock.  As of September 30, 2010, the Company had repurchased approximately 1.1 million shares of its outstanding common stock under this repurchase program at a cost of approximately $91 million, and the maximum dollar value of shares that could yet be repurchased was approximately $909 million.

On August 12, 2010, Lorillard, Inc. announced that its Board of Directors elected Murray S. Kessler as President and Chief Executive Officer, effective September 13, 2010, succeeding Martin L. Orlowsky, current Chairman, President and Chief Executive Officer. Mr. Kessler also was elected to serve as a member of the Board of Directors of the Company, effective September 13, 2010.

On August 3, 2010, the Company announced the launch of a non-menthol variety of its flagship Newport® brand in November 2010. Newport® Non-Menthol will be a premium product with broad competitive consumer appeal that delivers the high quality tobacco taste that adult smokers have grown to expect from Newport.

Conference Call

A conference call to discuss the third quarter 2010 results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT on Monday, October 25, 2010. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com).  Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international).  The passcode for this event is: 15224371.

An online replay will be available at the Company’s website following the call.  If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (800) 642-1687 (domestic) or (706) 645-9291 (international) and enter passcode: 15224371.  The conference call will be available for replay in its entirety through November 1, 2010.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States.  Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent, True, Maverick, Old Gold and Max brand names. These six brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,567	$1,419	$4,446	$3,855
Cost of sales (a) (b) (c)	1,001	931	2,861	2,430

Gross profit	566	488	1,585	1,425
Selling, general and administrative	101	96	293	282

Operating income	465	392	1,292	1,143
Investment income	1	1	3	4
Interest expense	(29)	(15)	(66)	(18)

Income before income taxes	437	378	1,229	1,129
Income taxes	163	143	459	423

Net income	$274	$235	$770	$706

Earnings per share:
Basic	$1.82	$1.44	$5.04	$4.24
Diluted	$1.81	$1.44	$5.04	$4.24

Weighted average number of shares outstanding:
Basic	151.33	163.58	152.63	166.42
Diluted	151.54	163.72	152.81	166.55

Supplemental information:

(a)	Includes excise taxes.	$494	$466	$1,413	$1,101

(b)	Includes charges to accrue obligations under the State Settlement Agreements.	324	294	911	848

(c)	Includes charges to accrue obligations under the Federal Assessment for Tobacco Growers.	27	29	84	77

 Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	September 30,	December 31,
	2010	2009
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$2,112	$1,384
Accounts receivable, less allowances of $3 and $3	14	9
Other receivables	25	41
Inventories	311	281
Deferred income taxes	453	466
Other current assets	139	-

Total current assets	3,054	2,181

Plant and equipment, net	239	237
Prepaid pension assets	68	60
Deferred income taxes	46	48
Other assets	97	49

Total assets	$3,504	$2,575

Liabilities and Shareholders’ Equity (Deficit):
Accounts and drafts payable	$18	$23
Accrued liabilities	401	318
Settlement costs	956	982
Income taxes	14	14

Total current liabilities	1,389	1,337

Long-term debt	1,816	722
Postretirement pension, medical and life insurance benefits	292	300
Other liabilities	45	129

Total liabilities	3,542	2,488

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit):
Preferred stock, $0.01 par value, authorized 10 million shares	-	-
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued – 174 million and 174 million shares
Outstanding – 151 million and 156 million shares	2	2
Additional paid-in capital	236	234
Earnings retained in the business	1,574	1,282
Accumulated other comprehensive loss	(109)	(121)
Treasury stock at cost, 24 million and 18 million shares	(1,741)	(1,310)

Total shareholders’ equity (deficit)	(38)	87

Total liabilities and shareholders’ equity (deficit)	$3,504	$2,575

Lorillard, Inc. and Subsidiaries
Wholesale Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(All units in thousands)	2010	2009	% Chg	2010	2009	% Chg

Full Price Brands

Newport	8,247,874	8,019,309	2.9	23,952,602	23,340,489	2.6
Kent	63,102	74,418	-15.2	193,362	225,972	-14.4
True	64,800	74,568	-13.1	195,461	222,744	-12.2
Max	2,517	4,707	-46.5	11,268	14,418	-21.8

Total Full Price Brands	8,378,293	8,173,002	2.5	24,352,693	23,803,623	2.3

Price/Value Brands

Old Gold	145,776	116,448	25.2	394,476	339,611	16.2
Maverick	1,306,236	997,656	30.9	3,387,744	2,529,942	33.9

Total Price/Value Brands	1,452,012	1,114,104	30.3	3,782,220	2,869,553	31.8

Total Domestic Cigarettes	9,830,305	9,287,106	5.8	28,134,913	26,673,176	5.5

Total Puerto Rico and U.S. Possessions	172,848	170,454	1.4	516,103	564,780	-8.6

Grand Total	10,003,153	9,457,560	5.8	28,651,016	27,237,956	5.2

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Pt Chg	2010	2009	Pt Chg

Lorillard	12.9	11.9	1.0	12.8	11.7	1.1

Newport	10.8	10.3	0.5	10.9	10.3	0.6

Total Industry Menthol	30.2	29.4	0.8	30.0	29.2	0.8

Newport Share of Menthol Segment	35.9	35.0	0.9	36.3	35.2	1.1

(1) Unaudited information based on Lorillard’s Proprietary Retail Database